Exhibit 99.4

CONSENT

In connection with the filing by Khosla Ventures Acquisition Co. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Khosla Ventures Acquisition Co. following the consummation of the business combination, which will be renamed Valo Health Holdings, Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Judy Lewent
Name: Judy Lewent

Date: October 20, 2021